Exhibit 99.1

Humanigen Elects John Hohneker, MD, and Kevin Xie, PhD, to Board of Directors

BURLINGAME, Calif., October 20, 2021 -- Humanigen, Inc. (Nasdaq: HGEN) (“Humanigen”), a clinical-stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm,’ announced today that the Company’s Board of Directors (the “Board”) has elected John Hohneker, MD, and Kevin Xie, PhD, to serve as independent directors of the Company, effective October 19, 2021.

“We are excited about the depth and breadth of experience John and Kevin will add to our Board at this important time as we continue our efforts seeking regulatory authorization to commercialize lenzilumab for the treatment of hospitalized COVID-19 patients, while furthering our development of lenzilumab in CAR-T and other indications,” said Cameron Durrant, Chairman and CEO of Humanigen.

John Hohneker, MD, has more than 30 years of experience as an executive in the biopharmaceutical industry and he now serves as a member of the Board for five other biotechnology companies including: BioTheryX, Inc. (private); Cygnal Therapeutics, Inc. (private); Aravive, Inc. (NASDAQ: ARAV); Evelo Biosciences (NASDAQ: EVLO); and Trishula Therapeutics (private). As an executive he has advanced several programs from pre-clinical evaluation through Phase IV, including products in oncology and immunology. He played a critical role in the development and commercialization of many blockbuster products including Cosentyx®, Gleevec®, Zometa®, Tasigna®, and Afinitor®. His experience includes 15 years at Novartis AG, from 2001 to 2015, where he was most recently Senior Vice President and Global Head of Development, Immunology and Dermatology. Prior to Novartis, he held several positions of increasing responsibility over a nearly 11-year period beginning at Burroughs Wellcome and then with its successor Glaxo Wellcome. Dr. Hohneker received a bachelor’s degree in chemistry from Gettysburg College and a medical degree from the University of Medicine and Dentistry of New Jersey at Rutgers Medical School. He completed his internship and residency in internal medicine and his fellowship in medical oncology, all at the University of North Carolina at Chapel Hill. In addition to his operational experience, Dr. Hohneker has direct experience leading business development and licensing deals, raising capital, and serving on corporate boards through acquisitions.

Kevin Xie, PhD, has nearly twenty years of experience evaluating and investing in companies across an array of healthcare-related industries, first for 13 years on the buy-side and then for six years in industry where he also demonstrated the ability to add value through operational improvements. He is the Chief Financial Officer of Gracell Biotechnologies (Nasdaq: GRCL), a global clinical-stage biopharmaceutical company dedicated to discovering and developing breakthrough cell therapies intended to disrupt conventional approaches to CAR-T cell therapies. As CFO at Gracell since July 2020, Dr. Xie has completed a cross-over round and IPO that raised $340 million. Prior to Gracell, as President of Healthcare Holdings for Fosun Group, he built and managed a team of 20 investment professionals, which invested more than $2 billion in 30+ projects in biotechnology, pharmaceutical, healthcare information technology, and healthcare services industries. Dr. Xie co-founded and served as Portfolio Manager of Locust Walk Capital. Dr. Xie had previously served as Healthcare Sector Head at Scopia Capital, and as a Managing Director at Great Point Partners. He currently serves on the Board of Directors for ViewRay (Nasdaq: VRAY). Dr. Xie has a Bachelor of Science in Material Science and Engineering from Tianjin University, an MBA in Finance from The Wharton School of the University of Pennsylvania, and a PhD in Chemistry from The City University of New York.

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About Humanigen

Humanigen, Inc. (Nasdaq: HGEN) (“Humanigen”), is a clinical-stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm’. Lenzilumab is a first-in class antibody that binds to and neutralizes granulocyte-macrophage colony-stimulating factor (GM-CSF). Results from preclinical models indicate GM-CSF is an upstream regulator of many inflammatory cytokines and chemokines involved in the cytokine storm. Early in the COVID-19 pandemic, investigation showed high levels of GM-CSF secreting T cells were associated with disease severity and intensive care unit admission. Humanigen’s Phase 3 LIVE-AIR study suggests early intervention with lenzilumab may prevent consequences of a full-blown cytokine storm in hospitalized patients with COVID-19. Humanigen is developing lenzilumab as a treatment for cytokine storm associated with COVID-19 and CD19-targeted CAR-T cell therapies and is also exploring the effectiveness of lenzilumab in other inflammatory conditions such as acute Graft versus Host Disease in patients undergoing allogeneic hematopoietic stem cell transplantation, eosinophilic asthma, and rheumatoid arthritis. For more information, visit www.humanigen.com and follow Humanigen on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment, and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct, and you should be aware that actual events or results may differ materially from those contained in the forward- looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our plans relating to lenzilumab.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability and need for additional capital to grow our business; our dependence on partners to further the development of our product candidates; the uncertainties inherent in the development, attainment of the requisite regulatory authorizations and approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections of our latest annual and quarterly reports and other filings with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. We undertake no obligation to revise or update any forward-looking statements made in this presentation to reflect events or circumstances after the date hereof, to reflect new information or the occurrence of unanticipated events, to update the reasons why actual results could differ materially from those anticipated in the forward-looking statements, in each case, except as required by law.

Humanigen Investor Relations

Ken Trbovich

Humanigen

trbo@humanigen.com

650-410-3206